Exhibit 21.1

SUBSIDIARIES OF ALGERNON PHARMACEUTICALS INC.

The following is a list of all the subsidiaries of the Company and the corresponding jurisdiction of incorporation or organization of each.  All subsidiaries of the Company are directly or indirectly owned by the Company.

Name of Subsidiary	Place of Incorporation/Formation	Ownership Interest
Nash Pharmaceuticals Inc.	British Columbia, Canada	100%
Algernon Research PTY Ltd.	Australia	100% (1)

Notes:

(1) Algernon Research PTY Ltd. is a wholly-owned subsidiary of Nash Pharmaceuticals Inc.